Exhibit 99.2

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Trustreet Properties, Inc.

Moderator: Steve Shackelford

May 9, 2005

10:00 a.m. ET

Operator:	Thank you for participating in today’s Trustreet Properties first quarter earnings conference call. Statements in this call which are not strictly historical or forward-looking statements within the meaning of the private securities litigation reform act of 1995. Forward-looking statements involve known and unknown risk which may cause the company’s actual future results to differ materially from expected results. These risks include among others, journal economic conditions, local real estate conditions, changes in interest rates, increasing operating costs, the availability of capital and the profitability of the company’s taxable subsidiaries.

Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time within the company’s SEC filings. Consequently such forward-looking statements should be regarded solely as reflections of the company’s operating plans and estimates. Actual operating results may differ materially from what is expressed or forecasted in this call.

The company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

I would now like to turn the call over to Curtis McWilliams, the company’s president and chief executive officer.

Curtis McWilliams:	Thank you, Kevin. Good morning and welcome. I’m pleased to report that Trustreet Properties is performing very well as it builds upon its foundation as the nation’s leading real estate investment trust, dedicated to serving the restaurant industry.

As you are all aware, the merger between CNL Restaurant Properties and US Restaurant Properties forming Trustreet Properties was completed on February 25 of this year. The integration of the net-leased portfolios of US Restaurant Properties and of the CNL income funds into our platform remains on track and the synergies, which we forecasted at the time the merger was announced, are being realized. As a consequence, we remain confident that on a run-rate basis the transaction will be accretive to our shareholders by year-end.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Over the past two months, we’ve successfully put into place the permanent capital financing the merger.
While Steve Shackelford will provide greater detail about the specifics related to the $875 million of capital we have raised to support the company, I will say that we have been heartened by the very positive response we’ve received from the capital markets as we’ve gone out to tell our story. In fact, we executed each of the three financings, one in the asset backed market, one in the high-yield market and the third in the bank market on terms equal to or better than we had modeled when we originally conceived of the transaction.

The originations platform we have developed and have refined over the past decade to serve the growing restaurant industry continues to be very effective in identifying and securing high-quality restaurant real estate transactions for our business model. Consequently, we have the most robust pipeline in our company’s history. In the first quarter, we acquired 21 properties having an aggregate investment value of $37.3 million. As important, the company has executed signed commitment letters to invest approximately $216 million in restaurant real estate. We expect the vast majority of these properties will be acquired during the later part of the second or the early part of the third quarter.

We remain committed to building shareholder value by thoughtfully allocating properties between the core REIT portfolio, which we refer to as the real estate segment of our business, and our investment property sales platform, which is accounted for within the specially financed segment of our business. The single largest transaction of the first quarter related to a sale-leaseback undertaken with the largest Wendy’s franchisee whose properties were primarily located in the Mid-Atlantic States. Given that our portfolio is under penetrated both in this leading QSR concept as well as in this geographical area, we elected to hold the vast majority of these sites in the core portfolio for their annutious income and compelling long-term appreciation potential.

With respect to the investment property sales platform, we had another great quarter as the 1031 investor’s appetite for properties leased to high-quality restaurant operators remain strong, and as we were able to successfully transition this investor base from the CNL1031.com platform to the Trustreet1031.com platform. We continue to believe that the IPS business is a very important strategic element to our business model allowing us to effectively trim concept and tenant concentrations to prudent levels (especially in the context of large portfolio acquisitions like the one we recently announced for Perkins) as well as to efficiently generate capital in support of our on-going business requirements.

In closing, I continue to be very excited about the prospects for our company. The chain restaurant industry remains a vital and growing part of the American economy. However at the same time, I believe that it is an industry at a crossroads from a capital structure standpoint. Just as retailers realized that the public equity markets did not value or appreciate the real estate within their capital structures, and in turn over the past decade, transitioned these assets off their balance sheet.

I firmly believe that restaurant operators will make the same assessment in the coming years. Trustreet Properties is uniquely positioned to partner with these restaurant companies as they look to rationalize their balance sheets and drive shareholder value. As a real estate investment trust, we have a shareholder base and structural tax advantages to hold these assets. Moreover, as a consistent and dependable provider of capital to this industry over the past two decades, we have the demonstrated commitment to the sector to be a trusted landlord.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Now it is my pleasure to introduce Steve Shackelford, Trustreet’s CFO and chief operating officer, who will provide more specifics about the first quarter performance as well as greater details regarding the principle drivers for our business as the year unfolds. Steve…

Steve Shackelford:	Thank you Curtis. Good morning everyone. This morning I’ll touch on the financial results for the quarter, talk briefly about the capital structure and spend the bulk of my time providing you with information that I believe will assist you in understanding our business model in each of our business segments.

Our primary purpose today is to provide you a road map to understand the financial drivers underlying our business model as we begin to look toward the future. We’re only about 70 days post-merger and still getting our arms around all the dynamics and nuances of the 793 restaurant properties we acquired from US Restaurant Properties. We continue to examine the vacant properties in that portfolio and determining the best strategy to rapidly resolve those assets so they begin contributing to the bottom-line.

US Restaurant Properties Hawaiian convenience and gas operations have been classified as a discontinued operation. We continue pressing forward to get those operations sold, as it is not a core business. With that said, it’s premature to provide FFO guidance for 2005 for the combined entity. However, I believe an understanding of the primary financial drivers and our expectations around those drivers will be helpful as you derive your own views.

By way of background, accounting rules require us to classify CNL Restaurant Properties as the acquiror in the February 25 merger. Therefore the first quarter 2005 numbers include two months of CNL Restaurant Properties financial results stand-alone and one month as the merged company, Trustreet Properties.

As Curtis indicated we’ve completed $875 million in financing post-merger. A significant portion of that was used to fund the limited partner consideration in the merger. In addition, we paid off $111 million senior unsecured deal that was coming due in May from US Restaurants and another $211 million in indebtedness and obligations for the purposes of improving the capital structure of Trustreet.

The first quarter of 2005 included a number of non-recurring expenses that should not impact the results moving forward, and I will isolate some of that for you in a moment. Looking at the Income Statement, we added approximately 1,275 properties as a result of the merger with a value of $1.1 billion to our real estate investment portfolio on February 25, which is driving the increase in the rental income lines on the Income Statement. We anticipate that our overall portfolio of approximately 1,800 properties will produce a quarterly run-rate of approximately $45 million of rental income. Included in that amount are approximately $1.9 million of straight-line revenues per quarter.

We expect to add approximately $115 million in new properties into the real estate portfolio during 2005. We have just over a 100 sites that are currently vacant. At present, our real estate team is evaluating the best possible avenue to convert these assets quickly to income producing assets.

We have 72 leases that expire this year and believe that as much as 60 percent of those leases will renew.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

The interest income number of $6.3 million relates to the company’s loan portfolio and that amount should only grow slightly, moving forward, as we only added a small amount of loans and notes receivable from the merger.

G&A expense includes a number of one-time items including $2.7 million in compensation expense primarily related to a board of directors and employee stock plan. Approximately $600,000 in technology and system related implementation expenses and $400,000 related to payroll and consultant costs associated specifically with the merger integration. Bottom line, I’m satisfied that through the redundancies eliminated from having one reporting entity versus 20 reporting entities pre-merger, that the synergies we communicated upon announcement of the deal will be realized.

On a business segment basis, we expect that approximately 25 percent of G&A expense to relate to the real estate segment and approximately 75 percent to the specialty finance segment. Our specialty finance business requires more G&A expense due to the active nature of its operations, which includes our originations, investment property sales, investment banking and property improvement and re-development activities. The real estate segment resembles a more traditional REIT; it’s activities more passive therefore requiring less G&A expense.

Relative to interest expense, our model assumes an average LIBOR rate of 3.4 percent over the next three quarters and that interest expense includes quarterly, non-cash amortization of financing costs of approximately $2.4 million. We expect that interest expense at the real estate segment will approximate 85 percent of total interest expense with the remainder to the specialty finance segment. Post-merger, approximately 77 percent of our outstanding debt is fixed-rate debt or variable rate debt subject to a swap or cap.

Real estate depreciation, based on the assets as written up through purchase accounting, should average about $8 million per quarter with an estimated $2.5 million per quarter in other, non-cash amortization. We did not have any material real estate impairments in the first quarter. However, impairments and reserves will occur quarter to quarter, as tenants or borrowers experience financial difficulty.

Our real estate business segment didn’t sell any real estate properties in the first quarter. These would be properties in our held for investment portfolio and periodically we sell a vacant property or we may sell a performing property if we believe it is the right time to extract value. But the net gain or loss on those sales, unlike the sales in the specialty finance segment are not included in FFO.

The specialty finance business segment is where our investment property sales program is housed. Curtis has spoken about the importance of this platform. Our P&L will continue to look a bit odd as every time we buy a property and put it on our IPS platform for sale it is immediately classified as a discontinued operation under accounting rules. All of the rental income, financing costs and any property cost we incur are required to be recorded in discontinued operations. But little of our G&A expense can be allocated to G&A in discontinued operations. In addition, the sale and gain are recorded in discontinued operations.

We generated before minority interest $9.8 million in gains in the first quarter selling 29 restaurant properties for $57 million. Our margin averaged 20.7 percent in the first quarter. I think it’s important to recognize that our originations tend to come in a lumpy manner. As Curtis indicated, we closed $37.3 million in new property acquisitions in the first quarter while in the second quarter that number should exceed $150 million.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

The investment property sales business is not relatively lumpy as it includes a large number of relatively small dollar value transactions. Between 2002 to 2004, we sold on average a property every other business day. Since 2001, we’ve sold $923 million in restaurant properties generating net gains of $104.6 million.

At March 31, 2005, we had a $142 million in restaurant real estate inventory held for sale in the specialty finance segment. We expect total gains in 2005 to achieve a run-rate that averages approximately $8 to $10 million per quarter. With a continued compression and cap rates, we do expect to direct approximately $200 million of our new originations in 2005 to the investment property sales platform.

I have also isolated in discontinued operations the retail operations. The business operations for convenience and gas stores are held for sale (including 18 that will go along with our Hawaii sale) and currently under contract and expected to close this year. Those operations generated a slight margin of approximately $600,000 in the first quarter but after G&A expense that is allocated to the operation, which is above the line in the P&L, the contribution for the month of March to the bottom line was not material.

We did record a $5 million non-recurring, non-cash tax charge related to the movement of $197 million in loans from the specialty finance segment to the real estate segment. The transfer of these loans essentially accelerated tax expense that would have been recognized over several years in the taxable REIT subsidiary. We moved the loans because we felt the loans were more appropriately aligned with the long-hold real estate assets. We expect moving forward that our effective tax rate in the specialty finance segment will average closer to 38 percent and that’s what it would have been in the first quarter if we had not incurred the $5 million special charge.

We expect that our revolver will have approximately $140 to $150 million outstanding subsequent to the Perkins transaction. We will have expect to have achieved 75 percent of our originations target for the held for investment portfolio in the real estate segment by June 30. We have adequate capacity with $260 million in capacity that serves the investment property sales business and our average hold for a property being sold in the 1031 market is about seven months.

A final note on capital structure; it’ll be a three to five year process as we look to bring down overall debt as a percentage of assets. The cash composition of the consideration to the limited partners in buying the 18 income funds contributed to these initial higher leverage levels. Over time, we will look to bring these levels down but it will be a thoughtful and careful process.

We will seek to raise equity on an accretive basis. In order to provide us flexibility and efficiency to raise capital, we currently expect to file a universal shelf registration statement probably in late May.

Our debt structure consists of a higher proportion of secured debt as a percentage of our capital structure than we prefer. We do have $253 million maturing in 2006 and $161 maturing in 2007. Currently those financings are collateralized by properties or loans with book value totaling $689 million. To gain operating flexibility, we will prudently look to inject unsecured debt where it makes financial sense.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Finally, our board has declared dividends at $1.32 per share annual distribution rate for the second quarter of 2005, which are distributed monthly. We expect to maintain that distribution rate and believe that our next three quarters FFO will cover the 99 cents. We further believe that the dividend will be more than fully covered after taking out the straight-lining of revenues impact and adding back our non-cash depreciation and amortization.

With that, let me turn the call back to Curtis.

Curtis McWilliams:	Steve, thank you very much. Now we are happy to open the lines for questions that you might have.

Operator:	Ladies and Gentlemen if you have a question or a comment at this time please press the 1 key on your touch tone telephone. If your question has been answered and you wish to remove yourself from the queue please press the # key.

One moment for our first question. Our first question comes from Nap Overton from Morgan Keegan.

Nap Overton:	Good morning.

Curtis McWilliams:	Good morning, Nap.

Steve Shackelford:	Good morning.

Nap Overton:	Steve you just put out a lot of information there.

Steve Shackelford:	I sure did.

Nap Overton:	Very quickly, so bear with me just a second. The investment property sales gains for the – you did indicate $8 to $10 million per quarter is a reasonable run-rate, correct?

Steve Shackelford:	That’s correct.

Nap Overton:	And you said the inventory of investment property sales properties right now was $200 million?

Curtis McWilliams:	One hundred forty-two I think —

Steve Shackelford:	Hundred and forty-two million. At March 31, it was $142 million, Nap.

Nap Overton:	Okay. And you have under the warehouse line of credit $130 million outstanding is that correct?

Steve Shackelford:	At March 31, we had outstanding on the warehouse $67.7 million outstanding on the – those warehouse facilities.

Nap Overton:	Okay, okay.

Steve Shackelford:	And there is $260 million of capacity.

Nap Overton:	Okay. And then your – your target originations for the year for the investment property sales business is about $200 million?

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Curtis McWilliams:	That’s correct, Nap.

Nap Overton:	And total origination target range for the year.

Curtis McWilliams:	What we stated in the MD&A Nap was essentially somewhere between $300 and $325 million.

Nap Overton:	So that you would retain $100 to $125 million?

Curtis McWilliams:	That’s correct.

Steve Shackelford:	That’s correct.

Nap Overton:	Okay. And could you talk a little bit about the returns that you are able – that – that – that you’re able to achieve right now on any of the transactions you’ve completed or are contemplating and are looking at?

Steve Shackelford:	I think where we’re looking at mostly, Nap is to be in approximately the 9.25 to 9.75 on the straight line basis.

Nap Overton:	And what does that work out to be on a cash basis?

Steve Shackelford:	Well it really depends on a given transaction we’re doing depending on what kind of – of bump structure we have in it. But usually the cash basis is on average about a 100 basis points through that number.

Nap Overton:	Okay. And so the – the average –

Curtis McWilliams:	I would say the – the higher – in general higher cap rate deals will more likely end up in the portfolio. Some of the more aggressive cap rate deals that we have to originate we’re doing because the investment property sales business remains very robust and many of those will more likely be shifted more towards the investment property sales platform.

Nap Overton:	And – and so the – the cap rates that you’re able to get, pretty consistently now – you’ve been in that business for several years – are in the what, seven range?

Steve Shackelford:	Today they’re – they’re in the 7 to 8 range. That’s correct, yeah. In the low 7’s actually – like –

Curtis McWilliams:	Well on average, that’s right.

Steve Shackelford:	Right now its 7.3 percent I think.

Curtis McWilliams:	Yeah. But over the last couple years.

Steve Shackelford:	And Nap over on the specialty finance segment when you put a property on that I know you’re probably aware you – you don’t recognize straight line revenues only in the held for investment in the – in the real estate segment – you have the straight line impact.

Nap Overton:	Okay. And – and again just – so those properties would be going and the revenues you recognize on an interim basis or at 8.25 to 8.75.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Steve Shackelford:	That’s correct.

Nap Overton:	Okay.

Steve Shackelford:	You record them on a cash basis in the – in that segment.

Nap Overton:	Okay. okay and one of the questions I think investors have on their mind is what about the sustainability and reliability of those investment properties sales gains and what do you expect that business to look like over the next two to three years as you evolve as a combined company?

Curtis McWilliams:	You known Nap I think as we’ve discussed with you in the past we continue to believe it’s going to be an important sort of strategic element to anything we do. You know great example is the Perkins transaction that we announced via 8-K – a few weeks back – $137.5 million. Probably don’t want to have $137.5 million in – in concentration with—with that one tenant. And so it probably makes sense that we you know cull out those assets that we’re looking to hold that we think have the long-term best appreciation. We’ll put into the core REIT portfolio, the other part of those assets we’ll move into – into the IPS platform.

You know that market has been – remained incredibly resilient over the years. It’s been a very strong market. We expect it’s a very deep market. It’s a – as you know we’ve sold over – almost a billion dollars worth of properties into that marketplace over the last four years. We – and yet we’re just a small fraction of the overall 1031 market. So we believe it will continue to you know be sustainable on that kind of run-rate that we’ve talked about.

Nap Overton:	Okay. And is it correct that over a two to three year period you expect the percentage contribution of your total income from the investment property sales business to decline somewhat?

Curtis McWilliams:	Yes.

Nap Overton:	Okay. And now what level of – of – of leverage are you comfortable – are you comfortable with and what are you considering about your Balance Sheet?

Steve Shackelford:	Nap, the – the leverage – because of that – the cash composition in the – the acquisition of the income fund we – we are – we have more leverage than what we’re comfortable with currently. But we’re going to take a long-term view and we’re going to bring that down over time to – where—where I’d like to be in terms of the total debt – the total asset number is in sort of that – around target of 50 to – between 50 and 55 percent. I think today its a little bit north of 60 percent. So we – we want to bring that down. You know we – we will look – we’ll look thoughtfully with respect to the – any equity issuances that the – I think the good thing is while our revolver will have a fair amount outstanding as of June 30, we – we don’t immediately need to go to the – the equity markets. We have the ability through the investment property sales business to begin – to continue to be able to originate. We’ve met a significant part of our goal already after the Perkins transaction with respect to the real estate segment. So we have a little bit of – of flexibility with respect to that. But over time we will look to accretively raise equity – be able to bring some of those ratios down.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Nap Overton:	Okay. And then, Steve you may have spoken to this but what do you expect – what – what – what is your annualized interest expense run-rate? I believe you talked about two or three things in relation to that.

Steve Shackelford:	Yes I did. The annual run-rate for interest expense should run probably in the – in the – anywhere in sort of in that $24 to $26 million range per quarter.

Nap Overton:	And that includes interest expense and the specialty finance investment property sales business?

Steve Shackelford:	Yes that does. It actually does. And it also includes, Nap about $10 million of non-cash deferred financing cost amortization, so there’s a significant non-cash element in that interest expense.

Nap Overton:	Okay. And so for someone trying to get to an FAD estimate the – you said the amortization of straight line rents were about $1.9 per quarter.

Steve Shackelford:	That’s correct.

Nap Overton:	And the amortizational loan costs are – are –

Steve Shackelford:	2.3 – It’s about 2.4 million per quarter of the non-cash amortization of financing costs. And then you’ve got another $2.5 million per quarter in other amortization that’s not (sic) an ad-back of FFO. That’s related to your FASB 141 write up of assets related to tenant relationship and those sorts of items.

Nap Overton:	Okay so the amortization of above market leases –

Steve Shackelford:	Correct.

Nap Overton:	And is – and – and then what you’ve got a considerable amount of investments that are characterized – that are classified as direct financing leases. What’s the prince – annual principle amortization on those direct financing leases?

Steve Shackelford:	I think that is about – I think its about – you know I’ve got to get that number for your now if I don’t have that in front of me but I think its about $1.9 million per quarter.

Nap Overton:	Million nine per quarter.

Steve Shackelford:	In capital lease – I’ll confirm that but that’s – that’s what I believe is – is the number – post-merger.

Nap Overton:	Okay, alright. And then you said that you expected the FFO for the remaining nine months of the year to cover the dividend is – is that correct? So FFO as defined by — NAREIT and as you will report it will – is expected to exceed 99 cents for the remaining three quarters of the year?

Steve Shackelford:	Yes.

Nap Overton:	Okay, alright good. That’s all I’ve got right now.

Curtis McWilliams:	Thanks, Nap.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Steve Shackelford:	Thank you, Nap.

Operator:	Our next question comes from Lynne Wertz of Bank of America Securities.

Lynne Wertz:	Hi Curtis. Hi Steve. Can you hear me?

Curtis McWilliams:	Hi Lynne.

Steve Shackelford:	Hi Lynne.

Lynne Wertz:	Couple questions – you had mentioned the $216 million of commitments outstanding that you look to close in the balance of the year. Hundred thirty-seven is for Perkins. Should I assume that the balance then are either small groupings of one-off properties or just – or just small groupings of properties?

Steve Shackelford:	No – there – there four larger transactions in – in that group. One is with a large Burger King franchisee that will probably mostly go to investment property sales just given our overall Burger King tenant concentration. One is with a casual dining – another—I mean another – a family dining – another family dining concept that’s about $17 million. And one is sort of an on-going sort of forward commitment we have with one of our core customers that’s in the QSR segment.

Lynne Wertz:	Okay, great. And you – I think I heard you say that you’re expectation is 150 of those commitments – that the bucket of commitments would close in Q2 so I guess that means you’re looking to close Perkins in Q2?

Steve Shackelford:	We’re looking to close Perkins in 22 and—and expect actually to close the others. A big chunk of that will close either at the end of Q2 or very early in Q3.

Lynne Wertz:	Okay. And then my second question relates to the presentation of the numbers. And I know that you – you supplied your numbers of two months CNLRP and then one month post the merger. I’m wondering for – for our – in particular for our bond investors if you could make any comment about three – the three months – say a proforma number. I - I don’t know if you could share it on EBITDA basis of the merged company. If you can’t supply that maybe you could just give us a sense as to – sort of the relative comparison of first quarter this year on a proforma basis versus first year – first quarter of last year?

Steve Shackelford:	Lynn this is Steve. I - I think that we had said that adjusted EBITDA – versus interest expense would be sort of in that 2.3 times coverage range.

Lynne Wertz:	Okay.

Steve Shackelford:	The first quarter was a little bit awkward because of just the nature of having two months of CNL Restaurant Properties. But I think if - when you kind of calculate that you come up with a number slightly north of 2.1 times. But you know I’m still comfortable with what we said on the – on the high yield road show with respect to that coverage – on-going to be closer to that 2.2 – 2.3 times coverage ratio.

Lynn Wertz:	Okay, terrific – thank you.

Steve Shackelford:	Thank you.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Operator:	Once again Ladies and Gentlemen if you have a question or a comment at this time please press the 1 key on your touch tone telephone.

Our next question is a follow up question from Nap Overton from Morgan Keegan.

Nap Overton:	Yeah just a couple more things. One, can you provide us any update on progress with that – the sale of US Restaurants Hawaiian operations? Have you hit a bump in the road there or how is that proceeding?

Curtis McWilliams:	Nap, we did – as – as I think we’ve disclosed now, we did receive an inquiry from the attorney general’s office of – of the state of Hawaii as well as the FTC just asking questions about our intended sale of – of Hawaiian operations to Aloha Petroleum. We are complying with that investigation right now. We do not believe that it will inhibit us to proceed with closing that transaction this year. And so you know we’re just – we’re continuing to move forward.

Nap Overton:	Okay. And then you – you spoken several times about both the synergies that you expected and announced and talked about at the original time of this transaction. Could you quantify those for us as to what you expect and expect to achieve them by year-end – any more specifics that you can give us about that?

Steve Shackelford:	Nap – Nap what we have said is that we expect approximately $6.3 million in synergies when we announce the transaction. We believe based on what we’ve been able to accomplish relative to redundancies that have been eliminated. A significant portion of that relates to the individuals that we do not need as part of the infrastructure that we already had at CNL Restaurant Properties. So a significant portion of that’s on the personnel side. A significant part of that is on the investor relations side in the sense that you had – and recording that you previously had 20 public reporting companies. There’s significant cost to do that. Now, there is one reporting company.

So, there’s significant pieces – that those two significant pieces comprise a fairly significant chunk of that. That’s off-set somewhat by the – some of the infrastructure investments we’ve made in IT.

The other thing I’ve mentioned is that you had you know section 404 Sarbanes-Oxley work having to be done on all of those entities that now are one entity. So there’ll be significant savings that should be realized relative to that as well. You know you no longer have 18 audits or 20 audits of all these public companies.

So, we’re still very confident that we’ll achieve relative to a run-rate the $6.3 million in synergies.

Nap Overton:	Okay.

Steve Shackelford:	And Nap let me correct capital lease number $1.9 million that I mentioned earlier. I have gotten the correct number - its $1.5 million per quarter.

Nap Overton:	Okay, and that’s the amortization –

Steve Shackelford:	The amortization of capital leases in terms of –

Nap Overton:	Direct financing leases.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Steve Shackelford:	Exactly.

Nap Overton:	Okay. and then and – and you’ve spoken several times as one of the kind of basic principles of the reason for the merger that you expect it to be accretive by year-end and is it – how do you measure that accretive to what – as you went about this transaction – accretive to what specifically – and how do you measure that?

Curtis McWilliams:	I think we looked at actually both ways, Nap. We looked at what is accretive to US Restaurants existing shareholder base pre-merger. You know would this transaction post-merger be accretive to them in terms of what they’re expectation would be for their FFO for 2005 versus what that FFO per share will be post-merger. And we believe that it’s accretive from that standpoint. As you know I think they earned about $1.20 last year and we think it’s significantly more this year for them. We also similarly believe that it was accretive on a per share basis for our shareholders as well. So, I sort of looked at both ways and that is principally driven by those expense savings. But also partially driven by you know the platform that allows for a much stronger acquisition pipeline then what US Restaurant Properties shareholders you know previously enjoyed and experienced.

Nap Overton:	And then last question. One of the things that you – you hope to achieve here is off of the larger asset base being able to address larger – some of the larger restaurant chains about the real estate on their Balance Sheets – some of the larger restaurant companies. And maybe that’s something that takes some – some years to develop or – or maybe its not. Can you – can you talk about that a little bit and any initial evidence of progress you’re making in that regard?

Steve Shackelford:	Nap, yeah we can - you know we continue to have very high level strategic conversations with a number of restaurant operators. I mean I think that the Perkins transaction is you know a good one although you know in the fact that they basically have announced that they were going to do a strategic transaction with respect to this company by its current ownership base. And in anticipation of that they – they realized that the best way to maximize the value for their shareholders was to first enter into a sale lease-back of all the existing C real estate for that company at – which is what they’re doing with – with Trustreet Properties.

It’s interesting that we – we identified that really because of – we first talked to them about advising them on – on a strategic transaction through Trustreet Investment Banking. We did not win that assignment. But because we were aware of that we were able to proactively and preemptively approach the ownership and senior management of Perkins with an idea for this transaction.

So we – we hope to be able to do that with a number of other restaurant operators both public companies as well as private companies.

Nap Overton:	Thank you.

Operator:	Our next question comes from Brian Novelline from DRW Investments.

Brian Novelline:	Hi. I was wondering if you could talk about what – what sort of high yields spreads widening. Is that giving you more attractive opportunities and – and I guess could you just sort of go though how that type of dynamic flows through to what you’re saying for – for financing spreads?

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Curtis McWilliams:	Generally I’d say our market doesn’t really look at the high yield market as their alternative in the sale lease-back transaction because typically in a sale lease-back transaction the alternative is some sort of mortgage financing which often is coming from the bank market. And so we – we focus on you know sort of where a libore (sp) is. If – if a operator wants to utilize some sort of floating rate of secured financing. Or we look at the 10-year treasury market which is if they’re looking to do some sort of fixed rate secured financing. It’s often most relevant against that 10-year treasury.

Now we would tell you that actually a rising interest rate environment will probably help us in terms of – of sale lease-back looking even more attractive to – to restaurant operators going forward. You know if the 10-year were to rise by about 100 basis points that would generally be actually very positive for us in terms of our originations pipeline and for the long-term whole portfolio.

Brian Novelline:	Okay. And with regard to diversification can you talk about how you think of just regional diversification and you know diversification across concepts with you know QS – you know quick service – burger exposure – you know just how you think about those different lines.

Curtis McWilliams:	Yeah, I think we’re – we’re committed to having the portfolio be diversified across concepts. You know our two largest concepts are both QSR as you’d expect, one being a Burger King. And given US Restaurant Properties you know start in life as Burger King MLP the partnership it’s not probably not too unexpected that – that we would have a high concept concentration Burger King. Although from a tenant perspective I think only one Burger King operator is actually in our top 10 tenants.

Trustreet does have CNL’s historic relationships with both Golden Corral, which is sort of the number one grill buffet and family dining and Jack in the Box which is a significant USR hamburger operator sort of west of the Mississippi; are sort of our other two largest concept concentrations. And they would also be our largest tenant concentrations because both of those are with the corporate entity.

You know I think we want to keep all of our concept concentration – and sort of at the kind of level we’re at right now. Probably don’t want to see any concept concentrations sort of over 10 percent– keep those below that number. Continue to keep our tenant concentrations depending on whether we’re talking about the corporate entity or a franchisee at – at lower levels than that.

Geographically, you know I’m less tied to any particular state geographically concentration diversification limitations because I don’t think that economic – economies run within a state per say. Most of the portfolio is in the lower half of the US and probably will continue to be in the lower half of the US because that’s where – that’s where the restaurant industry – the chain restaurant industry is growing. That is where feed real estate is available and that’s where demographically people are moving. The only place we don’t have a property right now is in Alaska. I’d like to have a property in Alaska just because it would round out and say we could say we’re in all 50 states. But the fact is that there aren’t many people that live in Alaska and so the fact that I’m not there is not too – too worrisome to me.

We probably if anything – the only place where I’d say I’m – we’re a little heavy in is Texas. And I would probably not necessarily go out of my way to increase our concentration in Texas.

Trustreet Properties, Inc.

Moderator: Steve Shackelford

05/09/2005, 10:00 AM ET

Confirmation: 698320

Brian Novelline:	Just hypothetically you know if someone were you know to try and take over of Wendy’s and get rid of some of their – their restaurants off the Balance Sheet. I mean is that something you – you know – you’d be hesitant about giving the Jack in the Box and the Burger King? Obviously, it sounds like you did a deal in – in the mid-Atlantic but as far as you know just being over exposed to the hamburger.

Curtis McWilliams:	In the hamburger segment – hamburger QSR segments probably the largest segment within the entire restaurant sector. I don’t – and – and given the strength of the Wendy’s credit if – if there were a transaction there where we could come along side you know Wendy’s management and be a trusted landlord to them. If that was something that they’d be interested in pursuing we’d certainly be interested in talking to them about it.

Brian Novelline:	Okay, thanks.

Operator:	There are no further questions at this time.

Curtis McWilliams:	Kevin is that it?

Operator:	Yes sir there are no further questions.

Curtis McWilliams:	Okay, thank you very much. We appreciate your time today and if anyone has any additional questions feel free to call us.

Operator:	Ladies and Gentlemen this concludes today’s presentation. You may now disconnect.